AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This Amendment (the “Amendment”) to the Expense Limitation Agreement (the “Agreement”) dated February 28, 2012 by and between Century Capital Management Trust (the “Trust”), on behalf of Century Growth Opportunities Fund (the “Fund”), a series of the Trust, and Century Capital Management, LLC, the Fund’s investment adviser (the “Adviser”).

WHEREAS, the Trust and Adviser desire to amend Section 3 of the Agreement in order to extend the term of the Agreement;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree that Section 3 of the Agreement is hereby amended and restated as follows:

3.           TERM.  Except with respect to Section 2 of the Agreement, the Agreement shall be effective until June 30, 2013 (the “Termination Date”).  The Agreement shall automatically terminate upon the termination of the Advisory Agreement.

All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers effective as of June 12, 2012.

CENTURY CAPITAL MANAGEMENT TRUST,
on behalf of its series, Century Growth Opportunities Fund,

By:           /s/ Julie A. Smith
Name:  Julie A. Smith
Title:  Principal Financial Officer

CENTURY CAPITAL MANAGEMENT, LLC,

By:           /s/ Alexander L. Thorndike
Name:  Alexander L. Thorndike
Title:  Managing Partner